Exhibit (p)(12)

CODE OF ETHICS

Section 1 - Background

This Code of Ethics is adopted pursuant to Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”) and Section 17(j) of the Investment Company Act of 1940 (“Company Act”) and Rule 17j-1(c) thereunder, and has been adopted by Deep Basin Capital, LP (“Deep Basin” or the “Firm”) to apply to Deep Basin and its subsidiaries, all officers, directors and employees of each of them, unless otherwise noted herein.

The Advisers Act makes it unlawful for investment advisers to engage in fraudulent personal securities transactions. Rule 204A-1 of the Advisers Act requires an investment adviser covered by the Rule to adopt a Code of Ethics that contains provisions reasonably necessary to prevent an employee from engaging in conduct prohibited by the principles of the Rule. The Rule also requires that reasonable diligence be used and procedures be instituted which are reasonably necessary to prevent violations of the Code of Ethics.

Section 17 of the Company Act and Rule 17j-1(b) thereunder make it unlawful for any affiliated person of Deep Basin, in connection with the purchase or sale, directly or indirectly, by that person of a security held or to be acquired by a registered investment company client or any of its series:

1.	To employ any device, scheme or artifice to defraud such registered investment company client or any of its series;

2.	To make to such registered investment company client or any of its series make any untrue statement of a material fact or omit to state to such registered investment company client or any of its series a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.	To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon such registered investment company client or any of its series; or

4.	To engage in any manipulative practice with respect to such registered investment company client or any of its series.

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Section 2 - Statement of General Fiduciary Principles

The Code of Ethics is based on fundamental principles that Deep Basin and its employees must put client interests first. As an investment adviser, Deep Basin has fiduciary responsibilities to its clients, including the registered investment companies (the “Clients”) for which it serves as investment adviser. Among Deep Basin’s fiduciary responsibilities is the responsibility to ensure that its employees conduct their personal securities transactions in a manner which does not interfere or appear to interfere with any Client transactions or otherwise take unfair advantage of their relationship to Clients. All Deep Basin employees must adhere to this fundamental principle as well as comply with the specific provisions set forth herein. It bears emphasis that technical compliance with these provisions will not insulate from scrutiny transactions which show a pattern of compromise or abuse of an employee’s fiduciary responsibilities to Clients. Accordingly, all Deep Basin employees must seek to avoid any actual or potential conflicts between their personal interest and the interest of Clients. In sum, all Deep Basin employees shall place the interest of Clients before personal interests.

Section 3 - Policy Against the Misuse of Material Nonpublic Information

All Deep Basin employees are subject to Deep Basin’s policy against the misuse of material nonpublic information (the “MNPI Handling Policy”), which is considered an integral part of this Code of Ethics. Deep Basin’s MNPI Handling Policy prohibits Deep Basin employees from buying or selling any security while in the possession of material nonpublic information about the issuer of the security. The policy also prohibits Deep Basin employees from communicating to third parties any material nonpublic information about any security or issuer of securities. Additionally, no Deep Basin employee may use inside information about Deep Basin activities or the activities of any Deep Basin entity to benefit Clients or to gain personal benefit. Any violation of Deep Basin’s MNPI Handling Policy may result in sanctions, which could include termination of employment with Deep Basin. (See Section 8 - Sanctions).

Section 4 - Standards of Conduct

To function lawfully and effectively, Deep Basin has developed policies and procedures to protect its Clients and to ensure that co-workers’ and the Firm’s rights are respected. Generally, conduct that may be disruptive, unethical or illegal will not be tolerated.

Violation of these Conduct Standards may lead to disciplinary action, which, based on the circumstances of the individual case, could result in corrective and disciplinary action, up to and including discharge.

General Conduct Standards. The following is a non-exhaustive list of conduct that may violate these Conduct Standards:

•	Falsifying records.

•	Engaging in fraud or other deceptive or misleading communication or conduct.

•	Engaging in criminal activity.

•	Violating applicable law or regulation, including orders of courts or regulatory agencies with jurisdiction over the Firm, or Firm compliance policies.

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•	Bringing the Firm into serious disrepute.

•	Failing to report violations of the Firm’s Code of Ethics to the CCO.

Conflicts of Interest. Deep Basin recognizes that outside interests are inevitable. Employees should always act in the best interest of Deep Basin and not permit outside interests to interfere with their job duties. Deep Basin prohibits all employees from using their position with Deep Basin or from using Deep Basin’s business relationships with its Clients, customers, vendors, suppliers, contractors or other business relationships for private gain or to obtain benefits for themselves or members of their family.

For purposes of this policy, a potential conflict of interest occurs when an employee's outside interests (for example, financial or personal interests) interfere with Deep Basin’s interests or the employee's work-related duties. For example, a conflict of interest can occur when an employee is in a position to influence a decision that may result in a personal gain for the employee or the employee's family member as a result of Deep Basin’s business dealings.

If you have a question about whether a situation is a potential conflict of interest, please contact the COO.

Outside Employment. The Firm generally does not permit outside employment. Deep Basin has adopted the following rules and guidelines relating to outside employment by employees:

•	To seek an exception to the policy against outside employment, employees must obtain advance written approval for the outside employment from both the COO and the CEO.

•	Outside employment must not interfere with the employee’s work performance or work schedule.

•	Employees may not use Deep Basin’s property, facilities, equipment, supplies, IT systems (such as computers, networks, e-mail, telephones or voicemail), time, trademark, brand or reputation in connection with any outside employment.

•	Employees engaging in outside employment must comply with Deep Basin’s Confidential Information Policy.

•	Employees may not engage in any outside employment for an employer that competes with Deep Basin.

If you are considering outside employment, but are not sure if it will be eligible for an exemption, you should speak with the COO and/or the CEO, who will help you determine whether the outside employment may comply with this policy.

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Any employee, regardless of position or title, who Deep Basin determines has violated this policy will be subject to discipline, up to and including termination of employment.

Reporting Procedure. As noted above, Covered Persons are expected to report violations of the Code of Ethics, including these Conduct Standards to the CCO. If you should become aware of any potential conflict of interest or ethical concern regarding your employment or another Covered Person at Deep Basin, and you are uncertain as to whether a violation exists, you must promptly contact your direct supervisor or, if the conduct involves your direct supervisor, the COO, as soon as possible for assistance in determining whether a reportable violation has occurred. You should be as detailed as possible and be prepared to cooperate with any further inquiry or investigation of the matter. Deep Basin will investigate all such concerns to determine whether there has been a breach of the Code of Ethics.

No Retaliation. Deep Basin prohibits any form of discipline, reprisal, intimidation or retaliation for reporting a potential conflict of interest or violation of the Code of Ethics or cooperating in related investigations.

Conduct Not Prohibited by this Policy. This policy is not intended to restrict communications or actions protected or required by state or federal law.

Section 5 - Restrictions Relating to Securities Transactions

A.	General Trading Restrictions for all Employees[1]

 The following restrictions apply to all Deep Basin employees:

1.	Accounts. No employee may engage in personal securities transactions other than through an account maintained with a broker-dealer that agrees to provide copies of periodic holdings reports directly to the Firm, unless written permission is obtained from the Chief Compliance Officer (“CCO”).

2.	Family Members and Other Accounts. Accounts of employees include the accounts of their spouses, spousal equivalents, dependent relatives, trustee and custodial accounts or any other account in which the employee has a financial interest or over which the employee has investment discretion (other than Deep Basin managed Client accounts), or other beneficial interest.

3.	Mutual Fund Accounts. Employees may maintain mutual fund accounts away from a broker-dealer at the mutual fund’s transfer agent. Under appropriate circumstances, the CCO may approve other securities to be held only on the books of the issuer or its agent. Securities held away from a brokerage account are still subject to applicable requirements of this Code of Ethics.

1 Personal trading provisions of this Code of Ethics apply to all Firm Access Persons. Currently, the Firm designates all employees as Access Persons. From time to time, other supervised persons may be designated Access Persons by the CCO, in which case such supervised person shall be so informed and shall be expected to comply with the Code of Ethics on the same terms as employees.

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4.	Preclearance. All employees must obtain approval from the CCO or preclearance delegate prior to entering any securities transaction (with the exception of exempted securities as listed in Section 6) in all accounts. Approval of a transaction, once given, is effective only for the business day on which approval was requested or until the employee discovers that the information provided at the time the transaction was approved is no longer accurate. If an employee decides not to execute the transaction on the day preclearance approval is given, or the entire trade is not executed, the employee must request preclearance again at such time as the employee decides to execute the trade.

Employees may preclear trades only in cases where they have a present intention to transact in the security for which preclearance is sought. It is Deep Basin’s view that it is not appropriate for an employee to obtain a general or open-ended preclearance to cover the eventuality that he or she may buy or sell a security at some point on a particular day depending upon market developments. This requirement would not prohibit a price limit order, provided that the employee shall have a present intention to effect a transaction at such price.

5.	Restrictions on Purchases. No employee may purchase any security which at the time is currently in a Client portfolio, or is currently being purchased, or to the employee’s knowledge is being considered for purchase, by any Client account managed by Deep Basin. Similarly, no employee may purchase any security of an issuer in the following industries: energy, power and utilities.

6.	Restrictions on Sales. No employee may sell any security which at the time is actually being sold, or to the employee’s knowledge is being considered for sale, by any Client account managed by Deep Basin.

7.	Restrictions on Related Instruments. The restrictions and procedures applicable to the transactions in securities by employees set forth in this Code of Ethics shall similarly apply to securities that are issued by the same issuer and securities and single security futures whose value or return is related, in whole or in part, to the value or return of the security purchased or sold or being contemplated for purchase or sale during the relevant period by Client. For example, options or warrants to purchase common stock, and convertible debt and convertible preferred stock of a particular issuer would be considered related to the underlying common stock of that issuer for purposes of this policy. In sum, the related security or security future would be treated as if it were the underlying security for the purpose of the pre-clearance procedures described herein.

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8.	Private Placements. Employee purchases and sales of “private placement” securities (including all private equity partnerships, hedge clients, limited partnership or venture capital clients) must be precleared directly with the CCO or designee. No employee may engage in any such transaction unless the CCO or his designee and the employee’s senior manager have each previously determined in writing that the contemplated investment does not involve any potential for conflict with the investment activities of Clients. However, employees do not need to preclear private placement opportunities that are offered solely to employees of Deep Basin.

If, after receiving the required approval, an employee has any material role in the subsequent consideration for any Client account of an investment in the same or affiliated issuer, the employee must disclose his or her interest in the private placement investment to the CCO or the CEO. The decision to purchase securities of the issuer for a Client account must be independently reviewed and authorized by the CCO or the CEO.

Employees are prohibited from investing in any private placement that intends to market time mutual funds (see Paragraph 10 of this Section 5.A. for a definition of market timing).

9.	Initial Public Offerings. As set forth in Paragraph 4 of this Section 5.A., the purchase by an employee of securities offered in an initial public offering, including securities issued by closed-end investment companies, must be pre-cleared. Certain employees will not be allowed to participate in new issues as defined in FINRA Rule 5130, which include most initial public offerings.

10.	Mutual Fund Market Timing, Late Trading and Frequent Trading. Mutual funds are not intended to be short-term trading vehicles: therefore, Deep Basin policy prohibits employees from engaging in mutual fund market timing, and from engaging in or facilitating late trading. Mutual fund market timing involves the purchase and sale of shares of mutual funds (including exchanges within the same fund family) within a short period of time, determined by each fund and disclosed in its prospectus with the intention of capturing short-term profits resulting from market volatility. Late trading occurs when a mutual fund order is received from an investor after the fund’s trading deadline and is an illegal practice. Employees are required to comply with the policies of any mutual funds in which they invest regarding purchases, redemptions and exchanges, and are prohibited from engaging in frequent trading in mutual funds which indicate in their prospectus or statement of additional information that the funds prohibit or restrict frequent trading.

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B.	Additional Trading Restrictions for Investment Personnel

The following additional restrictions apply to investment personnel. Investment personnel are persons who, in connection with their regular functions or duties. make or participate in making recommendations regarding the purchase or sale of securities by a Client). The CCO will retain a current list of investment personnel.

1.	Establishing Positions Counter to Client Positions. No investment person may establish a long position in his or her personal account in a security if Client for which he or she has investment authority maintains a position that would benefit from a decrease in the value of such security. For example, the investment person would be prohibited from establishing a long position if (1) the Client holds a put option on such security (aside from a put purchased for hedging purposes where the Client hold the underlying security); (2) the Client has written a call option on such security; or (3) the Client has sold such security short, other than “against-the-box.”

No investment person may purchase a put option or write a call option where a Client for which such person has investment authority holds a long position in the underlying security.

No investment person may short sell any security where a Client for which such person has investment authority holds a long position in the same security or where such Client otherwise maintains a position in respect of which Client would benefit from an increase in the value of the security.

2.	Purchasing an Investment for a Client that Is a Personal Holding. An investment person may not purchase an investment for a Client that is also a personal holding of the investment person or any other account covered by this Code of Ethics, or the value of which is materially linked to a personal holding, unless the investment person has obtained prior approval from the CCO.

3.	Index Funds. The restrictions in Paragraphs 1-4 of this Section 5.B. do not apply to purchases and sales of securities by investment personnel which coincide with trades by or holdings of any Deep Basin index fund, if any, for which an investment person has investment authority. However, Paragraph 6 of this Section 5.B. (see below) does apply to such investment persons.

Section 6 - Exempted Transactions/Securities

Deep Basin has determined that the following securities transactions do not present the opportunity for improper trading activities that Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Company Act are designed to prevent; therefore, the restrictions set forth in Section 5 of this Code (including preclearance, prohibition on short-term profits and blackout periods) shall not apply.

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A.	Purchases or sales in an account over which the employee has no direct or indirect influence or control (e.g., assets in a blind trust). Note that accounts managed on a discretionary basis by an investment adviser or trustee may not be eligible for this exemption absent additional measures; consult the CCO if you wish to confirm the applicability of this exemption to discretionary managed accounts.

B.	Purchases or sales of direct obligations of the U.S. Government.

C.	Purchases or sales of open-end mutual funds (including money market funds), variable annuities and unit investment trusts. (However, unit investment trusts traded on a stock exchange, except as indicated in Paragraph I of this section, must be precleared.) Although open-end mutual funds do not require preclearance, please see Section 5.A.10, regarding the prohibition on market timing, late trading and frequent trading of mutual funds and Section 5.B.6, regarding certain preclearance requirements applicable to investment personnel.

D.	Purchases or sales of bank certificates, bankers acceptances, commercial paper and other high quality short-term debt instruments, including repurchase agreements.

E.	Purchases or sales which are non-volitional on the part of the employee (e.g., an in-the-money option that is automatically exercised by a broker; a security that is called away as a result of an exercise of an option; or a security that is sold by a broker, without employee consultation, to meet a margin call not met by the employee).

F.	Purchases which are made by reinvesting cash dividends pursuant to an automatic dividend reinvestment plan, or similar transactions pursuant to other types of automatic investment plans.

G.	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

H.	The receipt of a bona fide gift of securities. (Donations of securities, however, require preclearance.)

The reporting requirements listed in Section 7 of this Code, however, shall apply to the securities and transaction types set forth in Paragraphs G and H of this section.

Section 7 - Reporting by Employees

The requirements of this Section 7 apply to all Deep Basin employees. The requirements will also apply to all holdings and transactions in the accounts of spouses, spousal equivalents, dependent relatives and members of the same household, trustee and custodial accounts or any other account in which the employee has a financial interest, investment discretion (other than Deep Basin-managed accounts), or other beneficial interest. Reporting requirements do not apply to accounts over which the employee has no direct or indirect influence or control, as described in Section 6.A. above.

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Employees who effect reportable transactions outside of a brokerage account (e.g., for securities held directly with an issuer or its transfer agent) will be deemed to have complied with this requirement by preclearing transactions with the CCO and by reporting their holdings annually, as required by the CCO.

A.	Initial Holdings Report. All new employees must disclose their personal securities holdings to the CCO within 10 days of commencement of employment with Deep Basin (and holdings information should be no current as of a date no more than 45 days prior to the date the employee commences employment). (Similarly, securities holdings of all new related accounts must be reported to the CCO within 10 days of the date that such account becomes related to the employee.) With respect to exempt securities referred to in Section 6 which do not require preclearance/reporting, employees must nonetheless initially report those exempt securities defined in Section 6.G and H. (This reporting requirement does not apply to holdings that are the result of transactions in exempt securities as defined in Section 6.A.-F.) Initial holdings reports must identify the title and type of security, ticker symbol or CUSIP number, number of shares, and principal amount with respect to each security holding.

B.	Records of Securities Transactions. All employees must submit reports of personal securities transactions at least quarterly. As indicated above, employees whose accounts are maintained at a broker-dealer that provides statements directly to Deep Basin at least quarterly are deemed to have automatically complied with the requirement to report executed transactions. Employees maintaining accounts at broker-dealers that do not provide statements directly to Deep Basin, or directly with an issuer or its transfer agent, must obtain from the CCO instructions for reporting securities transactions with respect to such accounts.

C.	Annual Holdings Report. All employees must submit an annual holdings report reflecting holdings as of a date no more than 45 days before the report is submitted. Employees whose accounts are maintained at a broker-dealer that provides statements directly to Deep Basin at least quarterly are deemed to have complied with this requirement.

With respect to exempt securities referred to in Section 6 which do not require preclearance, employees must nonetheless annually report the holdings of those exempt securities that are defined in Sections 6.G and H. (This reporting requirement, however, does not apply to exempt securities as defined in Section 6.A.-F.)

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D.	Certifications of Receipt. Each new Deep Basin employee will be given a copy of this Code of Ethics upon commencement of employment. Within 10 days of commencement of employment, each employee shall certify that he or she has read and understands the provisions of the Code of Ethics. All Deep Basin employees must certify annually to the Compliance Department that (1) they have received, read and understand the Firm’s Code of Ethics; and (2) they have complied with all requirements of the Code of Ethics, except as otherwise notified by the Compliance Department that they have not complied with certain of such requirements. Amendments to the Code of Ethics, if any, shall be distributed to employees promptly and employees shall similarly acknowledge receipt.

E.	Review of Transactions and Holdings Reports. All transactions reports and holdings reports will be reviewed by the COO or the CFO according to procedures established by the Compliance Department.

Section 8 - Sanctions

Deep Basin may consider an employee’s job performance, prior violation of work rules, and other relevant circumstances in determining which corrective or disciplinary actions, up to and including discharge, to employ in response to breaches of the Conduct Standards. It is up to the COO and/or the CEO to decide whether and which corrective action is appropriate.

Sanctions for violation of the Code of Ethics may include, but are not limited to, a letter of caution or warning, reversal of a trade, disgorgement of a profit or absorption of costs associated with a trade, supervisor approval to trade for a prescribed period, fine or other monetary penalty, suspension of personal trading privileges, suspension of employment (with or without compensation), and termination of employment.

Section 9 – Exceptions

The CCO may, under very limited circumstances, grant an exception from the requirements of the Code on a case-by-case basis, provided that:

•	The employee seeking the exception provides the CCO with a written statement (i) detailing the efforts made to comply with the requirement from which the employee seeks an exception and (ii) containing a representation that compliance with the requirement would impose significant undue hardship on the employee;
•	The CCO believes that the exception would not harm or defraud a Client, violate the general principles stated in the Code or compromise the employee's or the Firm's fiduciary duty to any Client; and
•	The employee provides any supporting documentation that the CCO may request from the employee.

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No exceptions may be made to the fundamental requirements contained in the Code that have been adopted to meet applicable rules under the Advisers Act.

Section 10 – Investment Company Reporting

Deep Basin will provide, no less frequently than annually, a written Code of Ethics report to the board of directors of any registered investment company for which Deep Basin serves as investment adviser or investment sub-adviser. Such written report will include: (i) a summary of issues arising under the Code of Ethics since the last report to the board of directors, including, but not limited to, information relating to material violations of the Code of Ethics and sanctions imposed in response to any such material violations; and (ii) a certification that Deep Basin has adopted procedures reasonably necessary to prevent employees from violating the Code of Ethics.

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